Exhibit 4.2

EXECUTION VERSION

BC LUXCO 1 S.A.

and the Guarantors party hereto from time to time

7.375% SENIOR SECURED NOTES DUE 2020

INDENTURE

Dated as of January 29, 2013

Citibank, N.A., London Branch

as Trustee and Principal Paying Agent,

Citibank Global Markets Deutschland AG

as Registrar and

Citibank, N.A., London Branch

as Collateral Agent

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EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	AGREED SECURITY PRINCIPLES

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INDENTURE dated as of January 29, 2013 among BC Luxco 1 S.A., a société anonyme organized under the laws of Grand Duchy of Luxembourg (“Luxembourg”) whose registered office is located at 9A, rue Gabriel Lippmann, L-5365 Munsbach, and registered with the Luxembourg Register of Commerce and Companies (“R.C.S. Luxembourg”) under number B 170 329 (the “Company”), the Guarantors (as defined herein), Citibank, N.A., London Branch, as Trustee and Paying Agent, Citigroup Global Markets Deutschland AG as Registrar and Citibank, N.A., London Branch, as Collateral Agent.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) the $250,000,000 aggregate principal amount of the Company’s 7.375% Senior Secured Notes due 2020 issued on the date hereof (the “Initial Notes”) and any Additional Notes (as defined herein) that may be issued after the date hereof (all such securities in clauses (a) and (b) being referred to collectively as the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary; provided that Acquired Indebtedness shall not include Indebtedness Incurred in connection with or in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary, such Indebtedness was assumed or such merger, consolidation or combination. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the transactions contemplated by the Purchase Agreement.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09, and 4.12 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent, Transfer Agent or other agent appointed hereunder.

“Agreed Security Principles” means the agreed security principles set forth in Exhibit F hereto.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such Note at January 29, 2016 (such redemption price being set forth in the table appearing in Section 3.07(b) hereof), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such Note,

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that the Trustee and the Paying Agent shall have no duty to calculate or verify such calculation.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Argentinian Subsidiaries” means Atusa, S.A., Microcentro de Contacto, S.A., Cordoba Gestiones y Contactos, S.A., Atento Argentina, S.A., Centro de Contacto Salta, S.A. and Mar del Plata Gestiones y Contactos, S.A., and their successors and each of their direct and indirect subsidiaries.

“Asset Disposition” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions, in each case, other than:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $10.0 million;

(8) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.07 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 4.10(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Investments pursuant to clause (20) or (21) of the definition of Permitted Investments;

(9) the granting of Liens not prohibited by Section 4.12;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (including factoring or similar arrangements) or in bankruptcy or similar proceedings;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(14) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(15) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(16) any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(17) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions, permitted pursuant to this Indenture; and

(18) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Bain” means, collectively, Bain Capital Partners and funds or partnerships related to, or managed or advised by any of them or any Affiliate of any of them (not including, however, any portfolio companies of any of the foregoing, which portfolio companies have material operations other than the operations of the Company and its Subsidiaries).

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law, and law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, (including, without limitation, in relation to the Company, bankruptcy (faillite), insolvency, voluntary or judicial, liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif defaillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof;

(2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and

(3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Brazilian Subsidiaries” means B.C. Spain HoldCo 4, S.A.U., B.C. Brazilco Participacoes S.A., Atento Brasil, S.A. and their successors and each of their direct and indirect subsidiaries.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, London, Luxembourg, or the place of payment on the Notes in the United States are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) United States dollars, Canadian dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(10) for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Citibank, N.A., London Branch, acting in its capacity as collateral agent under the Security Documents, or any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA,” for any period, means the Consolidated Net Income for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred pursuant to this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and any Securitization Fees, and (ii) any amendment or other modification of the Notes or the Credit Agreement and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, write-downs, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Company as special items; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to Bain to the extent otherwise pursuant to Section 4.11; plus

(h) the amount of net cost savings and operating efficiencies projected by the Company in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) and which are expected to be realized (i) within 18 months of the Issue Date, with respect to specified actions taken or to be taken in connection with the Transactions, and (ii) within 12 months of the date thereof with respect to specified actions taken or to be taken in connection with future acquisitions and cost saving, restructuring and other similar initiatives, net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable; plus

(i) the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(j) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3); plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(1) any net loss included in the consolidated financial statements due to the application of International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements (“IAS 27”); plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(n) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, Financial Instruments: Presentation (“IAS 32”), IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”), International Financial Reporting Standard 13, Fair Value Measurement (“IFRS 13”) and related pronouncements;

(2) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, IAS 39, IFRS 13 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of IAS 27; plus (e) other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus (f) any net gains resulting from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of IAS 39 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) any expense resulting from the application of debt modification accounting, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expense resulting from bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in clause (3) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(c)(i), any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted

Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture; and (c) restrictions specified in Section 4.08(b)(13) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4) any extraordinary, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(14) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions in accordance with IFRS, shall be excluded;

(15) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, IAS 39, IFRS 13 and related pronouncements shall be excluded; and

(16) the amount of any expense to the extent a corresponding amount is received in cash by the Company and the Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of the Company and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement, by and among the Company, certain of the Company’s Subsidiaries identified therein as guarantors, and the lenders, administrative agent and collateral agent party thereto, to be entered into in connection with the consummation of the Offering, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement and commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Custodian” means the custodian appointed by the Depository with respect to any Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated, non-global Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit Al hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate of the Company, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.07(a)(c)(ii).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.07; provided, however, that if such Capital

Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor forms) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of any direct or indirect parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“Euroclear” means Euroclear Bank, SA/NV, as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently ended four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements of such Person are available to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 4.09(b), other than Indebtedness Incurred pursuant to Section 4.09(b)(15).

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such Period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit Al hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI Global Note” means a Global Note substantially in the form of Exhibit Al hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) (“IFRS”) endorsed by the European Union or any variation thereof with which the Company or its Restricted Subsidiaries are, or may be, required to comply. Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in accordance with IFRS as in effect on the Issue Date.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company or any Guarantor and (ii) has, together with all other Immaterial Subsidiaries (as determined in accordance with IFRS), Total Assets and Consolidated EBITDA of less than 5.0% of the Company’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit, bankers’ acceptances, similar instruments or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means, collectively, Atento Mexicana, S.A. de C.V., Atento Servicios, S.A. de C.V. and Atento Teleservicios España, S.A.U.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Sections 4.07 and 4.18:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade” means (i) BBB- or higher by Fitch; (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by Fitch or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A—” or higher from Fitch or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1) a rating of “BBB-” or higher from Fitch; and

(2) a rating of “Baa3” or higher from Moody’s,

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means January 29, 2013.

“Junior Secured Obligations” means Other Collateral Secured Obligations for which the Lien securing such Other Collateral Secured Obligations ranks junior in priority to the Lien securing the Obligations under the Notes, the Note Guarantees and this Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash,” from an Asset Disposition, means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Taxes, and Related Taxes, paid or reasonably estimated to be required to be paid or accrued as a liability under IFRS (after taking into account any otherwise available tax credits or deductions of the Company (or any of their Subsidiaries) and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Management Agreement” means that certain Consulting Services Agreement, dated December 12, 2012, by and among Portfolio Company Advisors, Ltd, Bain Capital Partners, LLC, and Global Chaucer, S.L.U.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, this Indenture and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

“Offering” means the offering of the Notes and the application of the proceeds thereof.

“Offering Circular” means that certain offering circular, dated January 22, 2013, relating to the initial Offering of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Other Collateral Secured Obligations” means any and all amounts payable under or in respect of any Indebtedness, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, (x) secured by a Permitted Collateral Lien (other than Payment Priority Obligations) and (y) such related Lien shall rank on a pari passu basis or a junior basis to the Lien securing the Obligations under the Notes, the Note Guarantees and this Indenture.

“Parent” means any Person of which the Company at any time is a Subsidiary, or at any time after the Issue Date becomes a Subsidiary, and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5) expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or

(z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Note Guarantees.

“Pari Passu Secured Obligations” means Other Collateral Secured Obligations for which the Lien securing such Other Collateral Secured Obligations ranks on a parity basis to the Lien securing the Obligations under the Notes, the Note Guarantees and this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Payment Priority Obligations” means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Collateral Lien incurred or deemed incurred pursuant to clause (1) of the definition of “Permitted Collateral Liens”, (ii) all other Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services, and (iii) all Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations related to the Notes, to the extent secured by a Permitted Collateral Lien incurred or deemed incurred pursuant to clause (2) of the definition of “Permitted Collateral Liens.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10.

“Permitted Collateral Liens” means:

(1) Liens on the Collateral that are described in clause (18) of the definition of “Permitted Liens”;

(2) Liens on the Collateral that are described in clause (32) of the definition of “Permitted Liens”;

(3) Liens on the Collateral that are described in one or more of clauses (4), (8), (15), (25), (30), (31) or (33) of the definition of “Permitted Liens”;

(4) Liens on the Collateral to secure any Refinancing Indebtedness in respect of Indebtedness secured by Liens on the Collateral referred to in the foregoing clauses (1), (2) or (3); and

(5) Liens Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to Obligations that in total do not exceed $5.0 million at any one time outstanding and that (i) are not Incurred in connection with the borrowing of money and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof or the operation of the Company’s or such Restricted Subsidiary’s business.

“Permitted Holders” means, collectively, (1) Bain, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) members of management of the Company (or its direct or indirect Parents), (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Bain and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such group.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company, or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(12) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except those described in clauses (1), (3), (6), (7), (8), (9), (11), (12) and (14) of Section 4.11(b));

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15) (i) Guarantees not prohibited by Section 4.09 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $50.0 million and 7.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $55.0 million and 7.75% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 4.07 of any amounts applied pursuant to Section 4.07(a)(c)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21).

“Permitted Liens” means, with respect to any Person:

(1) Liens on Capital Stock, assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred pursuant to Section 4.09(b)(8)(c) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(10) Liens existing on the Issue Date;

(11) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(12) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(13) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than pursuant to clauses (18), (19), (20) and (29) of this definition of Permitted Liens); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(14) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(15) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(16) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(17) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(18) Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to Section 4.09(b)(1) and the related Hedging Obligations Incurred pursuant to Section 4.09(b)(6); provided that, in the case of Liens securing any Indebtedness constituting Payment Priority Obligations or Other Collateral Secured Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to any Intercreditor Agreement;

(19) (i) Liens Incurred to secure Obligations in respect of any Capitalized Lease Obligations or Purchase Money Obligations permitted by Section 4.09(b)(7); provided that any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens to secure Indebtedness of any Non-Guarantor permitted by Section 4.09(b)(11) covering only the assets of such Non-Guarantor;

(21) Liens on Capital Stock or other securities, assets or property of any Unrestricted Subsidiary that secure Indebtedness of an Unrestricted Subsidiary;

(22) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 4.10, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $25.0 million and (b) 3.5% of Total Assets, at any one time outstanding;

(30) Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 4.09; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.50 to 1.0; provided that, in the case of Liens securing any Indebtedness constituting Other Collateral Secured Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to an Intercreditor Agreement; provided further that, for purposes of this clause (30), Indebtedness secured by a Lien under this clause (30) shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to remain outstanding until such commitments have been terminated;

(31) Liens securing any Obligations in respect of the Notes issued on the Issue Date, this Indenture or the Security Documents (in each case excluding Additional Notes);

(32) Liens securing Hedging Obligations related to the Notes Incurred pursuant to Section 4.09(b)(6); and

(33) Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Closing Guarantors” means, collectively, Atento Atencion y Servicios S.A. de C.V., Atento Impulsa, S.L.U., Atento Servicios Técnicos y Consultoria, S.L.U., Atento Servicios Auxiliares de Contact Center, S.L.U., Atento Columbia S.A., Teleatento del Peru S.A.C. and Atento Holding Chile, S.A.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Agreement” means that certain Sale and Purchase Agreement, dated as of October 11, 2012, by and between Telefonica, S.A. and the Buyers referred to therein.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Rating Agency” means (1) each of Moody’s and Fitch and (2) if Moody’s or Fitch ceases to rate the Notes for reasons outside of the Company’s control, a Nationally Recognized Statistical Rating Organization selected by the Company or any Parent as a replacement agency for Moody’s or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies if the applicable Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Status from either Rating Agency.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes;

(2) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(3) if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes or the applicable Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(4) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred or committed from time to time within 180 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A2 hereto deposited with or behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance of Regulation S.

“Related Taxes” means, without duplication, any Taxes (other than (x) Taxes measured by income and (y) non-employment related withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent solely by virtue of its:

(1) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(2) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(3) receiving dividends, distributions or other payments from the Company or any of the Company’s Subsidiaries to the extent permitted pursuant to Section 4.07(b)(6), (9), (11) and (16); or

(4) receiving any non-cash dividends, distributions or payments from the Company or any of the Company’s subsidiaries to the extent permitted to make payments to any Parent pursuant to Section 4.07.

“Representative” means any trustee, agent or representative (if any) for an issue of Indebtedness or the provider of Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, as notified to the Trustee by the Company in writing.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or the Note Guarantees pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, assessments, deductions, charges, duties and withholdings and any charges of a similar nature (including, without limitation, interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by the Purchase Agreement, the entry into the Credit Agreement and the Offering.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to January 29, 2016; provided, however, that if the period from the redemption date to January 29, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Citibank, N.A., London Branch until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

As of the Issue Date, each of the Argentinian Subsidiaries and the Brazilian Subsidiaries shall be Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 4.07.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” means a Subsidiary of the Company, all of the Capital Stock of which is owned by the Company or a Guarantor.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.20
“Additional Taxing Jurisdiction”	4.20
“Affiliate Transaction”	4.11
“After-Acquired Collateral”	12.03
“Asset Disposition Offer”	4.10
“Authentication Order”	2.02
“Change in Tax Law”	3.07(e)
“change of control”	4.07(b)
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Colombia Guarantor”	10.02(c)
“Company”	Preamble
“Covenant Defeasance”	8.03
“Delayed Lien Debt”	4.12
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excluded Holder”	4.20
“Future Intercreditor Agreement”	12.08
“Initial Agreement”	4.08(b)
“Initial Lien”	4.12(b)
“Legal Defeasance”	8.02
“Other Guarantee”	10.5(a)
“payment default”	6.01
“Paying Agent”	2.03

Term	Defined in Section
“Permitted Debt”	4.09(b)
“Permitted Payments”	4.07(b)
“Prohibition”	10.01
“Refunding Capital Stock”	4.07(b)
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.20
“Restricted Payment”	4.07
“Reversion Date”	4.19
“Spanish Guarantor”	10.02(b)
“Special 144A Global Note”	2.06
“Successor Company”	5.01(a)
“Successor Guarantor”	5.02(b)
“Suspended Covenants”	4.19
“Suspension Period”	4.19

Section 1.03 Certain Additional Defined Terms.

All other terms used in this Indenture that are defined by SEC rule have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) “will” shall be interpreted to express a command;

(vi) provisions apply to successive events and transactions; and

(vii) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits Al and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $150,000 and integral multiples of $1,000 in excess of $150,000.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits Al or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit Al hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(d) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a Participant or Indirect Participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant in, or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such

Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee and each Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants, Indirect Participants and any beneficial owners.

Section 2.02 Execution and Authentication.

(a) At least one Officer must sign the Notes for the Company by manual, facsimile or pdf signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c) A Note will not be valid until authenticated by the manual or facsimile signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication.

(d) The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

(a) The Company will maintain a register of Notes at its registered office in which the Holders of the Notes will be registered.

(b) The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(c) To the extent a Paying Agent in Luxembourg, if any, is obliged to withhold or deduct tax on payments of interest or other similar income, the Company shall, to the extent permitted by law, maintain an additional Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

(d) The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

(e) The Company initially appoints Citibank, N.A., London Branch to act as the Registrar and Paying Agent with respect to the Global Notes, and Citibank, N.A., London Branch hereby accepts such appointment.

Section 2.04 Paying Agent to Hold Money.

The Company will require each Paying Agent other than the Trustee (in its capacity as Paying Agent) to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, to the extent permitted by the applicable law, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Neither the Trustee nor any of its Agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company, at its option and subject to the procedures of the Depositary, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either clause (1) or (2) below, as applicable, as well as one or more of the other following clauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(f) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) the Registrar receives the following:

(i)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (l)(a) thereof; or

(ii)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof.

If any such transfer is effected pursuant to Section 2.06(b)(4)(A) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4)(A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(c)(1)(B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(f) hereof, and the Company shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall, at the cost of the Company, deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) the Registrar receives the following:

(i)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (l)(b) thereof; or

(ii)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3)(A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in

Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(f) hereof, and the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will, at the cost of the Company, deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(d)(1)(B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(i)	if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (l)(c) thereof; or

(ii)	if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this Section 2.06(d)(2)(A), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2)(A) or 2.06(d)(3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)	the Registrar receives the following:

(i)	if the Holder of such Restricted Definitive Notes proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (l)(d) thereof; or

(ii)	if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this Section 2.06(e)(2)(A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER: (1) REPRESENTS THAT: (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) (1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), OR (C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT SHALL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY: (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 901 OF REGULATION S UNDER THE SECURITIES ACT, (E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $250,000, TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (F) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS,

CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER

ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Affiliate Legend. Each Special 144A Global Note will bear a legend in substantially the following form:

“INTERESTS IN THIS GLOBAL NOTE MAY BE HELD BY AFFILIATES (AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE COMPANY. OR BY PERSONS WHO HAVE ACQUIRED SUCH INTERESTS FROM AN AFFILIATE IN A TRANSACTION OR CHAIN OF TRANSACTIONS NOT INVOLVING ANY PUBLIC OFFERING. ACCORDINGLY, EXCEPT AS PERMITTED BY THE INDENTURE, INTERESTS IN THIS GLOBAL NOTE MAY NOT BE TRANSFERRED OR EXCHANGED FOR INTERESTS IN AN UNRESTRICTED GLOBAL NOTE (AS DEFINED IN THE INDENTURE) UNTIL THE DATE THAT IS ONE YEAR (OR SUCH SHORTER PERIOD AS MAY BE PERMITTED BY THE INDENTURE AND RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION THEREOF)) AFTER THE LAST DATE ON WHICH EITHER THE COMPANY OR ANY AFFILIATE THEREOF WAS THE OWNER OF SUCH INTEREST.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of 15 Business Days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any tax or securities laws with respect to any restrictions on transfer imposed under this Indenture or under applicable law (including any transfers between or among Depositary Participants, Indirect Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Automatic Exchange from Restricted Global Note to Unrestricted Global Note. At the option of the Company and upon compliance with the following procedures, beneficial interests in a Restricted Global Note (other than a Special 144A Global Note) shall be exchanged for beneficial interests in an Unrestricted Global Note. In order to effect such exchange, the Company shall provide written notice to the Trustee instructing the Trustee to (i) direct the Depositary to transfer the specified amount of the outstanding beneficial interests in a particular Restricted Global Note (other than a Special 144A Global Note) to an Unrestricted Global Note and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Restricted Global Note and the CUSIP number of the Unrestricted Global Note into which such Holders’ beneficial interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.06(i), the Trustee shall be entitled to receive from the Company, and rely upon conclusively without any liability, an Officer’s Certificate and an Opinion of Counsel to the Company, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Unrestricted Global Note shall be effected in compliance with the Securities Act. The Company may request from Holders such information it reasonably determines is required in order to be able to deliver such Officer’s Certificate and Opinion of Counsel. Upon such exchange of beneficial interests pursuant to this Section 2.06(i), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Note and the Unrestricted Global Note, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to this Section 2.06(i) of all of the beneficial interests in a Restricted Global Note, such Restricted Global Note shall be cancelled.

(j) Transfers of Securities Held by Affiliates. Notwithstanding anything to the contrary in this Section 2.06, unless otherwise permitted by the Company, any Note or interest therein (i) that has been transferred to an affiliate (as defined in Rule 405 of the Securities Act) of the Company, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) that has been acquired from an affiliate (other than by an affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Company or any affiliate of the Company was an owner of such Note, in each case, be in the form of either (A) a Restricted Global Note bearing the Affiliate Legend and a restricted CUSIP number different from the CUSIP number borne by any 144A Global Note or any Regulation S Global Note (a “Special 144A Global Note”) or a permanent Definitive Note bearing the Private Placement Legend and the Affiliate Legend and, in each case, shall be subject to the restrictions in this Section 2.06; provided that, with respect to any beneficial interest in a Special 144A Global Note or any Definitive Note held by a Person who is not an affiliate of the Company but who acquired such beneficial interest or Definitive Note from an affiliate of the Company, such Person may exchange such beneficial interest or Definitive Note for a beneficial interest in a Global Note that is not a Special 144A Global Note or that is a Definitive Note not bearing the Affiliate Legend, as the case may be, or may transfer such beneficial interest or Definitive Note to a Person who takes delivery in the form of a Global Note that is not a Special 144A Global Note or that is a Definitive Note not bearing the Affiliate Legend, as the case may be, prior to the end of such one-year period if (x) such beneficial interest or Definitive Note would be freely tradable following such exchange or transfer pursuant to Rule 144 under the Securities Act or another applicable provision of the Securities Act or the rules and regulations thereunder and (y) such exchange or transfer is otherwise in accordance with Section 2.06 of this Indenture, including the second paragraph of this Section 2.06(j).

Any Person who is not an affiliate of the Company but who acquired such beneficial interest or Definitive Note from an affiliate of the Company and who wishes to (1) exchange such beneficial interest or Definitive Note for a beneficial interest in a Global Note that is not a Special 144A Global Note or that is a Definitive Note not bearing the Affiliate Legend, as the case may be, or (2) transfer such beneficial interest or Definitive Note to a Person who takes delivery in the form of a Global Note that is not a Special 144A Global Note or that is a Definitive Note not bearing the Affiliate Legend shall, in addition to complying with any other applicable requirements of this Section 2.06, deliver to the Company and the Registrar a certificate substantially in the form of Exhibit B, or substantially in the form of Exhibit C, as applicable. In addition, if the Registrar or the Company so requests, the transferring Person shall deliver such other documentation as the Registrar or Company may request to the effect that such exchange or transfer is in compliance with the Securities Act, that the transferee shall receive freely tradable securities pursuant to Rule 144 or other applicable provisions of the Securities Act or the rules and regulations thereunder or as to such other matters as the Registrar or the Company may reasonably request.

If the Registrar or the Company so requests, any affiliate of the Company that wishes to transfer or exchange a Note or a beneficial interest therein shall deliver such documentation as the Registrar or Company may request to the effect that such transfer or exchange is in compliance with the Securities Act or as to such other matters as the Registrar or the Company may reasonably request.

The Registrar shall retain copies of all letters, notices, Opinions of Counsel, certificates or other written communications received pursuant to this Section 2.06(j). The Company, at its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices, Opinions of Counsel, certificates or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

Section 2.07 Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) and Section 9.02(a) hereof.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c) If the principal amount and premium, if any, of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” and “ISIN” numbers.

Section 2.14 Deposit of Moneys.

No later than 11:00 a.m. Eastern Standard Time one Business Day prior to each due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Company shall deposit with the Principal Paying Agent in immediately available funds money in euro sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or relevant Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Company shall promptly notify the Trustee and the Paying Agents of its failure to so act.

For the avoidance of doubt, no Paying Agent shall be required to make any payment unless it is satisfied that it has received or will receive sufficient funds to make full payment from the Company. The Paying Agents shall be entitled to make payments net of any taxes or other sums that are to be withheld or deducted as required by applicable law.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Company and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Company and need have no concern for the interests of the Holders.

(c) Moneys Held. The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the FSA in the FSA’s Handbook of rules and guidance from time to time in relation to client money.

(d) Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Company will have been met upon delivery of the notice to Euroclear and/or Clearstream, as applicable.

(e) Authorized Signatories. The Company shall provide the Agents with a certified list of authorized signatories within a reasonable time following a request for such list by an Agent.

(f) Instructions. The Agents shall be entitled to refrain, without liability, from acting pursuant to any instructions where such instructions are equivocal, unclear or conflicting. Such Agent will notify the party providing it with any instruction of it considers such instruction to be equivocal, unclear or conflicting.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, or such shorter notice period as the Trustee and Company shall agree, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date and record date;

(3) the principal amount of the Notes to be redeemed;

(4) the redemption price; and

(5) the applicable CUSIP and ISIN Numbers.

Section 3.02 Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption or purchase as follows:

(1) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the Notes are listed and in compliance with the requirements of DTC; or

(2) if the Notes are not listed on any securities exchange or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis.

The Trustee shall not be liable for any selection made by it in accordance with this Section, 3.02(a).

(b) In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(c) The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $150,000 or whole multiples of $1,000 in excess of $150,000; provided that no Notes of $150,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed by first class mail, (or, for so long as any Notes are represented by Global Notes, delivered in compliance with the requirements of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

(b) The notice will identify the Notes (including CUSIP or ISIN Numbers) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, or the relevant Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if in connection with any conditional notice of redemption pursuant to Section 3.07(e) hereof, any condition to the related redemption.

(c) At the Company’s written request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 30 days prior to the redemption date, (i) an Officer’s Certificate requesting that the Trustee give such notice and (ii) the form of such notice to be given which will include the information required in Section 3.03(b).

(d) Notwithstanding the foregoing, no notice of redemption pursuant to Section 3.07(e) shall be given earlier than 90 days prior to the earliest date on which the Company would, but for such redemption, be obligated to make such payment or withholding or later than 365 days after the Company first becomes liable to make such payment or withholding.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as provided for in Section 3.07(h) hereof. The notice, if mailed in accordance with Section 3.03 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 10:00 AM Eastern Time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed. Neither the Trustee nor any Agent shall be required to pay out any money without first having confirmed that it has actually been provided funds sufficient to make such payment.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption unless the relevant Paying Agent is prohibited from making such redemption payment pursuant to the terms of this Indenture. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that each new Note will be in a principal amount of $150,000 or an integral multiple of $1,000 in excess of $150,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time and from time to time prior to January 29, 2016, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 107.375% plus accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any Additional Notes), provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

Except pursuant to this Section 3.07(a) or as otherwise set forth below, the Notes will not be redeemable at the Company’s option prior to January 29, 2016. The Company will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

(b) At any time and from time to time on or after January 29, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on January 29th of the year indicated below:

Year	Percentage
2016	105.531%
2017	103.668%
2018	101.844%
2019 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) At any time prior to January 29, 2016, the Company may redeem up to 10% of the original principal amount of the Notes issued under this Indenture (including any Additional Notes issued under this Indenture after the Issue Date) during each twelve-month period commencing with the Issue Date at a redemption price of 103% of the aggregate principal amount thereof plus accrued and unpaid interest to the redemption date.

(d) At any time prior to January 29, 2016, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(e) The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 30 days’ nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Company determines in good faith that the Company or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Company or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(ii) any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that has arisen after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

In the case of any redemption undertaken pursuant to this Section 3.07(e), prior to the mailing of any notice of redemption, the Company will deliver to the Trustee:

(a) an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem the Notes have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Company or any Guarantor or surviving entity taking reasonable measures available to it); and

(b) a written opinion of independent legal counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Company or a Guarantor or surviving entity, as the case may be, is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry.

Notwithstanding the foregoing, the Company may not redeem the Notes under this Section 3.07(e) if a Relevant Taxing Jurisdiction changes under this Indenture and the Company is obligated to pay Additional Amounts as a result of a Change in Tax Law of such Relevant Taxing Jurisdiction which was officially announced at the time the latter became a Relevant Taxing Jurisdiction.

In the case of a Guarantor that becomes a party to this Indenture after the Issue Date or a successor person (including a surviving entity), the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) becomes a party to this Indenture. In the case of Additional Amounts required to be paid as a result of the Company conducting business in an Additional Taxing Jurisdiction, the Change in Tax Law must become effective after the date the Company begins to conduct the business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Company or any Guarantor, would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes or the relevant Note Guarantee, as the case may be, were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

(f) Prior to the mailing of any notice of redemption of the Notes pursuant to Section 3.07(e), the Company will deliver to the Trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in Section 3.07(e) exist. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which opinion shall then be conclusive and binding on the Holders of Notes.

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to and in compliance with the provisions of Sections 3.01 through 3.06 hereof.

(h) Any notice of any redemption pursuant to this Section 3.07 may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction. In the event that any conditional notice of redemption pursuant to this Section 3.07(h) is rescinded by the Company, the Company or the Company shall promptly deliver an Officer’s Certificate to the Trustee instructing it to notify the Depositary to rescind such notice in accordance with the Applicable Procedures. The Company will mail or cause to be mailed, by first class mail, a notice of such redemption having been rescinded to each Holder whose Notes were to be redeemed at its registered address.

Section 3.08 Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Calculation of Redemption Price.

Neither the Trustee nor any Agent shall have an obligation to calculate the redemption price of any Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal and premium, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 11:00 a.m. Eastern Time on the Business Day immediately preceding the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal of and premium, if any, then due, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate specified therefor in the Notes, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company (other than the type contemplated by Section 13.13) in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Paying Agent.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) within 120 days (150 days in the case of the fiscal year containing the Issue Date) after the end of each fiscal year, information regarding the Company and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) hereunder) (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense); (iii) the audited consolidated balance sheet of the Company as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Company for the most recent three fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (iv) a description of the management and shareholders of the Company, all material affiliate transactions and a description of all material debt instruments; and (v) a description of material risk factors and material subsequent events; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements;

(2) within 60 days (75 days in the case of the first fiscal quarter after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing the following information: (i) the Company’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter and year to date periods ending on the unaudited condensed balance sheet date and the comparable prior year periods, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense); (iii) information regarding the Company and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”; (iv) a discussion of changes in material debt instruments since the most recent report and (v) material subsequent events and any material changes to the risk factors disclosed in the most recent annual or quarterly report; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements; and

(3) within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act; provided further, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole, provided, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Items 301 or 302 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC (except that percentage disclosure of the revenues, assets and liabilities of the Guarantors and Non-Guarantors shall be included in the form provided in the Offering Circular).

(b) In addition, the Company shall furnish to the noteholders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act.

(c) All financial statement information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in Section 4.03(a)(1), (2) and (3) above may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods. The reports set forth above will not be required to contain any reconciliation to U.S. generally accepted accounting principles.

(d) So long as any Notes are outstanding, the Company will also:

(1) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the first public disclosure of the annual and quarterly reports required by Sections 4.03(a)(1) and (2) a notice announcing the date on which such reports will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of the Company to obtain copies of such reports;

(2) within 10 Business Days after furnishing to the Trustee the annual and quarterly reports required by Sections 4.03(a)(1) and (2), hold a conference call to discuss such reports and the results of operations for the relevant reporting period;

(3) issue a press release to an internationally recognized wire service, or post a notice on the online data system on which the reports required by this Section 4.03 have been posted, no fewer than three Business Days prior to the date of the conference call required to be held in accordance with this Section 4.03(c), a notice announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information; and

(4) maintain a website (which may be password protected) to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this Section 4.03 are posted.

(e) At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Company, then the quarterly and annual financial information required by Section 4.03(a) will include, in addition to the information to be furnished pursuant to such paragraph:

(1) in the case of annual reports, (i) the consolidated balance sheet of the Restricted Group as at the end of the most recent two fiscal years (only to the extent such fiscal year ends after January 1, 2012) and consolidated income statements and statements of cash flow of the Restricted Group for the most recent three fiscal years (only to the extent such fiscal year ends after January 1, 2012), including appropriate footnotes to such financial statements, for and as at the end of such fiscal years, and (ii) information regarding the Restricted Group with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”;

(2) in the case of quarterly reports, information regarding the Restricted Group with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group;” and

(3) pro forma income statement and balance sheet information of the Restricted Group, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year or quarter, as applicable.

(f) For purposes this Section 4.03, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of the Company’s or the Restricted Group’s, as the case may be, (a) Consolidated Net Income or Consolidated EBITDA for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee or (b) consolidated assets as of the last day of the most recent quarter for which annual or quarterly financial reports have been delivered to the Trustee.

(g) All reports provided pursuant to this Section 4.03 shall be made in the English language. In the event that (i) the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) the Company elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Company) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Company will make available to the Trustee such annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d). Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in the preceding paragraphs. Nothing herein shall be construed so as to require the Company to include in the foregoing reports any information specified in Rule 3-16 of Regulation S-X.

(h) In the event that any Parent of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations pursuant to this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that, to the extent it would be required by Rule 3-10 of Regulation S-X promulgated by the SEC, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(i) Delivery of such reports, information and documents to the Trustee pursuant to foregoing paragraphs is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ended December 31, 2013) an Officer’s Certificate stating that in the course of the performance by the signers of his or her duties as Officer he or she would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.09(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (including Permitted Payments permitted below by clauses (1) (without duplication of a Restricted Payment represented by the declaration of a dividend or distribution), (6), (10) and (11) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)) would exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing on January 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as a result of a merger or consolidation (the consideration for which is Capital Stock of the Company) with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to the Issue Date (other than (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (x) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to Incur Indebtedness pursuant to Section 4.09(b)(10), (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.07(b)(6) and (z) Excluded Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to Section 4.07(b)(10) or (14) or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to Section 4.07(b)(10) or (14) or to the extent of the amount of the Investment that constituted a Permitted Investment.

(b) The provisions of Section 4.07(a) hereof will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company (“Refunding Capital Stock”); provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 4.07(a)(c);

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.09;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a) from Net Available Cash to the extent permitted under Section 4.10, but only if the Company shall have first complied with the terms described under Section 4.10 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with the terms described under Section 4.15 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c) consisting of Acquired Indebtedness;

(6) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or any of its Parents held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $7.5 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $15.0 million in any fiscal year); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent of the cash contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any of the Company’s Parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(c); plus

(b) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in previous fiscal years pursuant to clauses (a) and (b) of this Section 4.07(b)(6),

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management, directors, employees or consultants of the Company, any of the Company’s Parents or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to any Parent in amounts equal to (without duplication):

(a) the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(b) amounts constituting or to be used for purposes of making payments to the extent specified in Section 4.11(b)(2), (3), (5) and (12);

(10) the declaration and payment by the Company of, dividends on the common stock or common equity interests of the Company (or payments of dividends to any Parent to fund payments of dividends on such entity’s common stock or common equity interests) following the consummation of a public offering of the common stock or common equity interests of the Company or any Parent after the Issue Date, in an amount not to exceed 6% of the proceeds received by or contributed to the Company in or from any public offering in any fiscal year, other than public offerings with respect to common stock or common equity interests registered on Form S-4 and S-8 and other than any public offering constituting an Excluded Contribution;

(11) payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12) Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions previously received by the Company;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company) from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four consecutive fiscal quarters for which internal consolidated financial statements of the Company are available immediately preceding the date of issuance of such Refunding Capital Stock, after giving effect to such issuance on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 4.09(a);

(14) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15) distributions or payments of Securitization Fees and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent of the Company to permit payment by such Parent of such amounts) to the extent permitted by Section 4.11;

(17) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $30.0 million and 4.25% of Total Assets at the time made; and

(18) mandatory redemptions of Disqualified Stock which stock was originally issued as a Restricted Payment or as consideration for a Permitted Investment.

(c) In the event that a Restricted Payment when made, met the criteria of more than one of the categories of Permitted Payments described in Section 4.07(b)(1) through (18), or was permitted pursuant to Section 4.07(a), the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Company acting in good faith.

Section 4.08 Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(B) make any loans or advances to the Company or any Restricted Subsidiary; or

(C) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other common equity interests and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of the preceding paragraph will not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock issued or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company; provided, further that such encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person and its Subsidiaries, or the properties or assets of the Person and its Subsidiaries, so acquired;

(4) any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(6) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10) any encumbrance or restriction pursuant to Hedging Obligations;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09 that impose restrictions solely on the Non-Guarantors party thereto or their Subsidiaries;

(12) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility;

(13) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09 if the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(14) any encumbrance or restriction existing by reason of any lien permitted under Section 4.12; or

(15) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this Section 4.08(b) or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this Section 4.08(b) or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Section 4.09 Incurrence of Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, that the Company and any of the Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of $30.0 million of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph at such time.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility which shall be deemed to have a principal amount equal to the face amount thereof), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding the sum of (i) the greater of (a) $65.0 million or (b) 7.5% of Total Assets, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided, further, that any such Indebtedness owing by the Company or a Guarantor to a Non-Guarantor is expressly subordinated in right of payment to the Notes or such Restricted Subsidiary’s Note Guarantee as the case may be;

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Note Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (2)) of the Company and its Restricted Subsidiaries outstanding on the Issue Date, (c) Refinancing Indebtedness Incurred by the Company or any Restricted Subsidiary in respect of any Indebtedness described in this clause or clauses (5), (7), (10), (11) or (14) of this Section 4.09(b) or Incurred pursuant to Section 4.09(a), and (d) Management Advances;

(5) (x) Indebtedness of the Company or any of its Restricted Subsidiaries Incurred or issued to finance an acquisition, (y) Acquired Indebtedness that is assumed in connection with the acquisition of assets from a Person or of Persons that are merged into or consolidated with or otherwise combined with the Company or a Restricted Subsidiary of the Company in accordance with the terms of this Indenture or (z) Acquired Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes as Restricted Subsidiary (provided that, in the case of clause (z), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such Person becoming a Restricted Subsidiary, on the date of consummation of such acquisition, merger, consolidation or other combination); provided that after giving effect to such Incurrence, issuance, assumption, merger, consolidation, combination or acquisition, either:

(a) the Company would be permitted to Incur at least $ 1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiary would not be lower than immediately prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $30.0 million and (b) 4.25% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (in each case other than for an obligation for money borrowed), (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (in each case other than for an obligation for money borrowed), and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity of the Company (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution), in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments pursuant to Section 4.07 to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment pursuant to Section 4.07 based on such Net Cash Proceeds;

(11) Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $25.0 million and (b) 3.5% of Total Assets at any time outstanding and any Refinancing Indebtedness in respect thereof;

(12) Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by Section 4.07;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (i) $50.0 million and (ii) 7.0% of Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of Section 4.09, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Sections 4.09(b) or Section 4.09(a);

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Sections 4.09(b) and Section 4.09(a) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification;

(3) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11) or (14) of Sections 4.09(b) or 4.09(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock of the same class or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in default of this Section 4.09).

(f) Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g) The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

(h) For purposes of this Indenture; (1) unsecured Indebtedness will not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Senior Indebtedness will not be treated as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Section 4.10 Sales of Assets and Subsidiary Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or any Payment Priority Obligations (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided further that, to the extent the Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(b) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; and

(4) if such Asset Disposition involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of this Indenture and the Security Documents,

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds.” On the 366th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in integral multiples of $1,000 (subject to minimum denominations of $150,000).

(c) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the

Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(e) For the purposes of Section 4.10(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary reflected (or, if no such balance sheet is available, that would be reflected) on the most recent balance sheet or the footnotes thereto (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10 that is at that time outstanding, not to exceed the greater of $15.0 million and 2.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations (and the rules of any exchange on which the Notes are then listed) thereunder to the extent such laws or regulations (or exchange rules) are applicable in connection with the repurchase of Notes pursuant to this Section 4.10. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations (or exchange rules) and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $15.0 million, the terms of such transaction or series of related transactions have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 4.11(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b) The provisions of Section 4.11 (a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07, or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect when compared to the applicable agreement as in effect on the Issue Date;

(7) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(10) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11) (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of management, consulting, monitoring or advisory fees and related expenses pursuant to the New Management Agreement not to exceed the amount set forth in the New Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the New Management Agreement as in effect on the Issue Date) and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith;

(12) payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13) the Transactions and the payment of all fees and expenses related to the Transactions;

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1);

(15) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this Section 4.11(b)(15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole compared to such agreement as in effect on the Issue Date; and

(16) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.

Section 4.12 Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Collateral Liens) upon any of the Collateral.

(b) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company) that do not constitute Collateral, whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12(b) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) Any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any Increased Amount with respect to such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness as a result of any accrual of interest, any accretion of accreted value or liquidation preference, any amortization of original issue discount, any fluctuations in the exchange rate of currencies, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class.

Section 4.13 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Impairment of Security Interest.

The Company shall not, and shall not permit any Restricted Subsidiary to, (x) take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security Interest with respect to the Collateral) for the benefit of the Trustee and the Holders, or (y) grant to any Person other than the Collateral Agent or, if different, the collateral agent under any Payment Priority Obligations, Pari Passu Secured

Obligations or Junior Secured Obligations that are subject to an Intercreditor Agreement, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and any Intercreditor Agreement, and other than with respect to any Permitted Collateral Lien, any interest whatsoever in any of the Collateral, except that (i) the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents or any Intercreditor Agreement and (ii) the applicable Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect or inconsistency therein. The Company and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control Repurchase Event, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $150,000 or an integral multiple of $1,000 in excess of $150,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, except to the extent that the Company has exercised its right to redeem the Notes in accordance with Article 3 of this Indenture, the Company will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee and the Paying Agent, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $150,000 in principal amount or an integral multiple of $1,000 in excess of $150,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in a minimum principal amount of $150,000 and integral multiples of $1,000 in excess of $150,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $150,000 or an integral multiple of $1,000 in excess of $150,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(e) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all outstanding Notes has been given pursuant to Section 3.07, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(f) The Company’s obligation to make a Change of Control Offer pursuant to this Section 4.15 may be waived or modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Section 4.16 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration to or for the benefit of any Holder for any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, or the Security Documents unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Guarantees.

(a) The Company will not permit (i) any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries or (ii) any of its other Restricted Subsidiaries if such Restricted Subsidiaries Guarantee any other capital markets debt securities or any syndicated bank indebtedness of the Company or any Restricted Subsidiary, in each case, other than a Note Guarantor, to Guarantee the payment of any Indebtedness of the Company or any other Guarantor unless such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary and (ii) executes and delivers a supplement or joinder to the Security Documents, or executes and delivers new Security Documents, and any Intercreditor Agreement and takes all actions required thereunder to perfect the Liens created thereunder; provided that:

(1) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to any such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee of the Notes; and

(2) if the Notes or such Guarantor’s Note Guarantee are subordinated in right of payment to such Indebtedness, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Guarantor’s Note Guarantee are subordinated to such Indebtedness.

(b) Any Restricted Subsidiary providing a Note Guarantee in accordance with this Section 4.17 will (i) waive and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until payment in full of obligations under this Indenture; and (ii) deliver to the Trustee an Opinion of Counsel to the effect that (A) such Note Guarantee has been duly executed and authorized, and (B) such Note Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity.

(c) Notwithstanding the foregoing, this Section 4.17 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Note Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law through the use of commercially reasonable efforts by the Company or such Subsidiary.

(d) If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement in Section 4.17(a) that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture).

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complies with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of Section 4.09.

(c) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complies with the preceding conditions.

Section 4.19 Suspension of Covenants on Achievement of Investment Grade Status.

(a) During any period of time and beginning on the day that (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries will not be subject to the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.17 hereof, and Section 5.01(a)(3) (the “Suspended Covenants”) shall terminate. If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Note Documents with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(b) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(a) or (b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date and in the case of one of the clauses set forth in Section 4.09(b), shall reduce amounts available to be Incurred under and such clause thereafter). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.09(a) and (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(4)(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a).”

(c) The Company shall provide an Officer’s Certificate to the Trustee indicating the commencement of any Suspension Period or the Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the holders of the commencement of the Suspension Period or the Reversion Date.

Section 4.20 Additional Amounts.

(a) All payments that the Company makes under or with respect to the Notes and that any Guarantor makes under or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of the United States, any jurisdiction in which either the Company or any Guarantor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision or governmental authority or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law or by the official interpretation or administration of law. If either the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

(b) Neither the Company nor any Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of Notes in respect or on account of:

(a) any Taxes that would not have been imposed or levied by a Relevant Taxing Jurisdiction but for the holder’s or beneficial owner’s actual or deemed present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under the Notes, this Indenture, any Note Guarantee or the Security Documents);

(b) any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Company’s written request addressed to the holder (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request, and in all events at least 30 calendar days before the relevant date on which payment under or with respect to the Notes or any Note Guarantee is due and payable) to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case only to the extent that the holder or beneficial owner, as the case may be, is legally entitled to provide such certification;

(c) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(d) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(e) any Tax imposed on or with respect to any payment by the Company or a Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;

(f) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(g) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(h) any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union.

In addition, Additional Amounts will not be payable with respect to any Taxes that are imposed in respect of a combination of the above items.

(c) The Company and each Guarantor will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any Guarantor becomes aware that they will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Company will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information (other than the identities of holders and beneficial owners) necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing payment of such Additional Amounts.

(e) Upon request, the Company or the relevant Guarantor will take reasonable efforts to furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Company or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction.

(f) If, notwithstanding the reasonable efforts of the Company or such Guarantor to obtain such receipts, the same are not obtainable, then the Company or such Guarantor will provide such holder with other evidence reasonably satisfactory to the Trustee or holder of such payment by the Company or such Guarantor.

(g) If the Company or any Guarantor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the Notes or the related Note Guarantee, as the case may be, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the provisions of Section 4.20(a) shall apply as if the Additional Taxing Jurisdiction (or any political subdivision thereof or therein) were a Relevant Taxing Jurisdiction.

(h) The Company and each Guarantor will pay (i) any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Note Guarantee, this Indenture or the Security Documents or any other document or instrument referred to thereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Note Guarantee, this Indenture or the Security Documents or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes, and (ii) any stamp, court, documentary, excise or property taxes (or similar charges or levies), including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction with respect to the receipt of any payments with respect to the Notes or such Note Guarantee. Neither the Company nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of a Note.

(i) The provisions of this Section 4.20 will survive any termination, defeasance or discharge of this Indenture or Security Documents and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

(j) Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes (including payments thereof made pursuant to any Note Guarantee), such reference includes the payment of Additional Amounts, if applicable.

Section 4.21 Post-Closing Guarantors.

The Company shall use commercially reasonable efforts to cause each Post-Closing Guarantor to provide a Note Guarantee within 90 days following the Issue Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger and Consolidation.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not such Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes, this Indenture, the Security Documents and any Intercreditor Agreement, and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral, and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Notes, the Security Documents and any Intercreditor Agreement, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture, the Notes, the Security Documents or any Intercreditor Agreement.

(d) Notwithstanding Section 5.01(a)(2), (3) and (4) (which do not apply to transactions referred to in this Section 5.01(d)), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding Section 5.01(a)(2) and (3) (which do not apply to the transactions referred to in this Section 5.01(d)), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

Section 5.02 Merger and Consolidation of Guarantors.

(a) The provisions of this Section 5.01 (other than Section 5.01(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

(b) No Guarantor may:

(1) consolidate with or merge with or into any Person; or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge with or into the Guarantor, unless

(a) the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(b) (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person (the “Successor Guarantor”) expressly assumes all of the obligations of the Guarantor under its Note Guarantee of the Notes, this Indenture, the Security Documents and any Intercreditor Agreement and the Successor Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

Section 5.03 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor Person and not to the Company, and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Company’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default in any payment of interest, if any, on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure to comply with Article 5 of this Indenture;

(4) failure to comply with the Company’s agreements or obligations contained in this Indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) the Company, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 would constitute a Significant Subsidiary):

(A) commences a voluntary case, or proceeding (including the filing of a notice of intention in respect thereof);

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 would constitute a Significant Subsidiary) in an involuntary case or proceeding;

(B) appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Company, (including, without limitation, any commissaire, liquidateur, juge-commissaire or curateur), or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation, winding up, or dissolution or a suspension of payments against the Company, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 would constitute a Significant Subsidiary);

(8) failure by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $25.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy issuers, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with this Indenture;

(10) unless such Liens have been released in accordance with the provisions of the Security Documents, Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(11) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents, except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

However, a default under clause (8) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (8) of this Section 6.01 after receipt of such notice.

Section 6.02 Acceleration.

(a) In the case of an Event of Default specified in clauses (6) or (7) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice.

(b) In the event any Event of Default (other than an Event of Default pursuant to clauses (6) or (7) of Section 6.01 hereof) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, if any, will be due and payable immediately.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default set forth in Section 6.01(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, Note Guarantees or this Indenture, including giving instructions to the Collateral Agent to take enforcement action in accordance with the terms of the Security Documents and the Intercreditor Agreement.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, or exercising any trust or power conferred on the Trustee or Collateral Agent. However, the Trustee and the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture that the Trustee or the Collateral Agent determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee or the Collateral in personal liability or expense provided that the Trustee or the Collateral Agent may take any other action deemed proper by the Trustee or, as the case may be, the Collateral Agent which is not inconsistent with any such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to, and shall receive, indemnification or security (including by way of pre-funding) satisfactory to it in its sole discretion against all losses and expenses that may be incurred in connection with taking or not taking such action.

Section 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee indemnity or security (including by way of pre-funding) satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of such security or indemnity (including by way of pre-funding); and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee or Collateral Agent May File Proofs of Claim.

The Trustee or the Collateral Agent is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

(a) If the Trustee or the Collateral Agent collects any money pursuant to this Article 6, it shall, subject to the Intercreditor Agreement (to the extent applicable), pay out the money in the following order:

First: to the Trustee, the Collateral Agent, each Agent and each of their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct in writing.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as a Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default, of which a Responsible Officer of the Trustee has actual knowledge, has occurred and is continuing, the Trustee and the Collateral Agent will exercise such of the rights and powers vested in the Trustee and the Collateral Agent by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Subject to Section (a) above:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; provided, that to the extent the duties of the Trustee under this Indenture and the Notes may be qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement, the Trustee shall be required to perform those duties only as so qualified, limited or affected, and shall be held harmless and shall not incur any liability of any kind for so acting; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) The Trustee may not be relieved from liabilities for its own gross negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(d) No provision of this Indenture will require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability in the performance of any of its duties hereunder or under the Intercreditor Agreement, and any Future Intercreditor Agreement or Security Documents or to take or omit to take any action under this Indenture or under the Intercreditor Agreement, and any Future Intercreditor Agreement or Security Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive indemnity or security satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(e) The Trustee will not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee or money held by a Paying Agent (including money held by the Trustee in its capacity as Paying Agent) need not be segregated from other funds except to the extent required by law. Money held by the Trustee in its capacity as Paying Agent shall be held by it as a banker and shall not be subject to the United Kingdom’s Financial Services Authority’s Client Money Rules.

(f) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Intercreditor Agreement.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor, as applicable, will be sufficient if signed by an Officer of the Company or such Guarantor, as applicable.

(f) The Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Collateral Agent indemnity or security (including by way of pre-funding) satisfactory to the Trustee and the Collateral Agent against the losses, liabilities, costs and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified or secured (including by way of pre-funding) to its satisfaction, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, Collateral Agent and each Agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company and each Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, or any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company.

(m) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the requisite majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture (as qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement), the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(n) Except with respect to Section 4.01, and provided it is acting as the Principal Paying Agent, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the

Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(o) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(p) The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(q) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Collateral Agent with respect thereto unless it has been indemnified in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Collateral Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Collateral Agent to pay over the proceeds of enforcement of the Security;

(3) any failure of the Collateral Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Collateral Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such security;

(6) agreeing to any proposed course of action by the Collateral Agent which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Collateral Agent.

(r) The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(s) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, business, goodwill or opportunity), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(t) The Trustee may assume without inquiry in the absence of actual knowledge that the Company is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(u) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(v) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(w) The Trustee and the Paying Agent shall, if required by applicable law, make withholdings or deductions from amounts paid by them and shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Guarantor or any Affiliate of the Company or any Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any offering materials, this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes, any Note Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and the Trustee is informed of such occurrence by the Company, the Trustee shall give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which they are aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Section 7.06 [Reserved.]

Section 7.07 Compensation and Indemnity.

(a) The Company, or, upon the failure of the Company to pay, each Guarantor, jointly and severally, will pay to each of the Trustee, each Agent and the Collateral Agent from time to time such compensation for its acceptance and administration of this Indenture, the Security Documents and/or the Intercreditor Agreement and services hereunder. The Trustee’s and the Collateral Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse each of the Trustee and the Collateral Agent promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of each of the Trustee’s and the Collateral Agent’s agents and counsel.

(b) The Company and each Guarantor, jointly and severally, will indemnify each of the Trustee, each Agent and the Collateral Agent and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture, the Security Documents, and/or the Intercreditor Agreement, including the properly incurred costs and expenses of enforcing this Indenture, the Security Documents, and/or the Intercreditor Agreement against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own gross negligence, fraud or willful misconduct. The Trustee or the Collateral Agent, as the case may be, will notify the Company as soon as reasonably practicable of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as the case may be, to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee, the relevant Agent or the Collateral Agent.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, each of the Trustee and the Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee or the Collateral Agent.

(e) When the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) The Trustee acquires a conflict of interest in its capacity as Trustee that is not eliminated;

(2) the Trustee fails to comply with Section 7.10 hereof;

(3) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(4) a custodian or public officer takes charge of the Trustee or its property; or

(5) the Trustee becomes incapable of acting.

(c) In the event that the Trustee may be removed by the Company pursuant to a provision in clause (b) hereunder, any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

(d) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(e) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee may appoint a successor on the Company’s behalf, or the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Company any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United Kingdom, or United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by U.K. or U.S. federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.11 [Reserved.]

Section 7.12 Certain Rights of the Collateral Agent.

Whether or not expressly provided herein, the rights, privileges, protections, immunities and benefits given to the Collateral Agent pursuant to the Security Documents shall apply to any action taken by the Collateral Agent in accordance with the terms of this Indenture or the Intercreditor Agreement.

Section 7.13 Resignation of Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Company. The Trustee or Company may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may appoint a replacement Agent or may deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07. Subject to Section 6.03, the Agents shall act solely as agents of the Company.

Section 7.14 Rights of Other Agents.

The rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7, including, without limitation, its right to be reimbursed, compensated or indemnified, are extended to, and shall be enforceable by, the Agents and the Collateral Agent as if the Agents and the Collateral Agent were named as the Trustee herein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of the Company’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

(b) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 and Section 5.01(a)(3), 5.01(a)(4), 5.02(b)(1), 5.02(b)(2) and 5.02(b)(3)(a) and (c) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), (solely with respect to Restricted Subsidiaries), 6.01(7), (solely with respect to Restricted Subsidiaries), 6.01(8) and 6.01(10) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a U.S. nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Opinion of Counsel stating that as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(7) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) will be discharged from such trust; and the Holders will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee and, if applicable, the Collateral Agent, may amend or supplement any Note Documents, Security Documents and the Company may direct the Trustee and Collateral Agent, and the Trustee and Collateral Agent shall, enter into an amendment to the Intercreditor Agreement or any Future Intercreditor Agreement, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the section of the Offering Circular titled “Description of the Notes,” or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company under any Note Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.09, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(9) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(10) mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Payment Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise; or

(11) to provide for the release of Collateral from the Lien pursuant to this Indenture, the Security Documents, the Intercreditor Agreement and any Future Intercreditor Agreement when permitted or required by the Security Documents, this Indenture, the Intercreditor Agreement or any Future Intercreditor Agreement.

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

(a) Except as provided in this Section 9.02, the Company, the Guarantors and the Trustee and, if applicable, the Collateral Agent, may amend or supplement this Indenture (including, without limitation, Sections 4.10 and 4.15 hereof), the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement and any Future Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement or any Future Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Upon the request of the Company accompanied by a resolution of its Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d) A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company or any Guarantor with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement or any Future Intercreditor Agreement. However, without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3) reduce the principal of or extend the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 3.07;

(5) make any such Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes or the Note Guarantees;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

(f) Without the consent of the Holders of at least 66-2/3% in principal amount of Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), no amendment, supplement or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes.

Section 9.03 [Reserved.]

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee or the Collateral Agent to Sign Amendments, etc.

The Trustee or Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. The Company may not sign an amended or supplemental indenture until the Company’s Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee or Collateral Agent will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally, subject to the Agreed Security Principles, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium and Additional Interest, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) To the extent permitted by applicable law and subject to the Agreed Security Principles, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e) Neither the Trustee nor any Agent nor the Collateral Agent shall have any obligation or liability with respect to determining or monitoring (i) the jurisdiction of organization of the Company or any Guarantor or any change thereto, (ii) the applicability of any laws referred to in this Article 10, and/or whether or not any such law has been complied with or violated by this Indenture, any Note Guarantee, any Security Document, the Intercreditor Agreement or any action of the Company or any Guarantor, or (iii) adjustments in amounts payable by any Guarantor as a result of the applicability of any laws referred to in this Section 10.01.

Section 10.02 Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law in any jurisdiction to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

(b) Any guarantee, indemnity, obligation and/or liability granted, incurred, undertaken, assumed or otherwise agreed by any Guarantor incorporated in Spain (a “Spanish Guarantor”) shall be limited as follows:

(1) it shall not cover any obligation to the extent that the same would constitute unlawful financial assistance within the meaning of sections 143 and 150 of the Spanish Companies Act (“Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital”). Such limitations of the liabilities and obligations of any Spanish Guarantor may have the effect of reducing the amount of the obligations or liabilities assumed to zero; and

(2) it shall not be granted by the Spanish Guarantor if it is incorporated as a “sociedad de responsabilidad limitada”, to the extent that the same would be in breach of the prohibition contained in section 402 of the Spanish Companies Act (“Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital”).

In addition, a Note Guarantee provided by a Spanish Guarantor as provided for in this Article 10 shall be deemed to be null and void if the principal obligation secured is declared null and void.

(c) Each Guarantor that as of the date of this Indenture or thereafter is incorporated, organized or formed, as the case may be, in Colombia (a “Colombian Guarantor”), and by its acceptance hereof, each Holder, the Collateral Agent and the Trustee, hereby confirm that the liability of such Colombian Guarantor shall be limited to the amount that any such Colombian Guarantor may be able to pay without exceeding its financial capacity or otherwise resulting in insolvency of such Colombian Guarantor.

Section 10.03 [Intentionally Omitted.]

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as set forth in Articles 4 and 5 hereof nothing contained in this Indenture or in any of the Notes will prevent any consolidation, merger or amalgamation of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Releases.

(a) The Note Guarantee of a Guarantor will terminate upon:

(1) (a) a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or (b) the sale or disposition of all or substantially all the assets of the Guarantor, in the case of each of clauses (a) and (b) to a Person other than to the Company or a Restricted Subsidiary (and in the case of clause (b) provided that such Guarantor would be an Immaterial Subsidiary following such sale or disposition) and as otherwise permitted by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes, as provided in Article 11;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to Section 4.17, the release of such Guarantor from all of the relevant Indebtedness, except a release as a result of the repayment in full of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated); or

(6) upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

(b) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes hereunder, when:

(1) either:

(a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the publication of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(2) the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; and

(3) the Company has paid or caused to be paid all other sums payable under this Indenture; and (4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 11.01 relating to the satisfaction and discharge of this Indenture have been complied.

In addition, an Officer’s Certificate has been delivered to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied (provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3) of this Section 11.01(a)).

(b) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.01(a)(2), the provisions of Sections 11.02 and 8.06 hereof will survive such satisfaction and discharge. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, or any other provision hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.02 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes and Note Guarantees, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL AND SECURITY

Section 12.01 The Collateral.

(a) The Company has appointed Citibank, N.A., London Branch to act as Collateral Agent, and each Holder by its acceptance of any Notes and the Note Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture, the Security Documents and the Intercreditor Agreement.

(b) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Note Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.07 and Section 8.07 herein, and the Notes and the Note Guarantees thereof and the Security Documents, shall be secured by all Security Documents hereafter delivered as required or permitted by this Indenture subject to the terms of the Intercreditor Agreement. The Company and the Guarantors, including Post-Closing Guarantors, shall use commercially reasonable efforts to enter into the Security Documents listed on Annex I to the Agreed Security Principles within 90 days of the Issue Date.

(c) The Security Documents may also secure on a first-priority basis, subject to Permitted Liens, the Company’s and the Guarantors’ Obligations under Payment Priority Obligations and Pari Passu Secured Obligations, provided that an authorized representative of the holders thereof (if not already a party to the Intercreditor Agreement) shall have executed a joinder to the Intercreditor Agreement in the form or forms provided therein. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied, after the payment of certain amounts due to the Collateral Agent, first to repay the Priority Payment Priority Obligations before any Holder receives any proceeds.

(d) The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Security Documents.

(e) Each Holder, by its acceptance of any Notes and the related Note Guarantee thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure) and the Intercreditor Agreement as the same may be in effect or as may be amended from time to time in accordance with their terms, and appoints the Collateral Agent as its agent thereunder and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreement in accordance therewith.

(f) The Trustee and each Holder, by accepting the Notes and the Note Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreement and actions that may be taken thereunder.

Section 12.02 Further Assurances.

To the extent required under this Indenture or any of the Security Documents and subject to the Agreed Security Principles, the Company and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents and subject to the Agreed Security Principles, from time to time, the Company will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents and subject to the Agreed Security Principles. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent and consistent with the Agreed Security Principles, and the Company shall deliver or cause to be delivered to Collateral Agent all such instruments and documents (including certificates and legal opinions) as the Collateral Agent shall reasonably request to evidence compliance with this covenant.

Section 12.03 After-Acquired Collateral.

From and after the Issue Date, upon the acquisition by the Company or any Guarantor of any Capital Stock of Guarantors or Persons owned directly by Guarantors (“After-Acquired Collateral”), the Company or such Guarantor shall execute and deliver such security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Trustee a perfected security interest, subject only to Permitted Collateral Liens, in such After-Acquired Collateral and to have such After-Acquired Collateral added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Collateral Property to the same extent and with the same force and effect; provided, that if granting such security interest in such After-Acquired Collateral requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Trustee on behalf of the Holders of the Notes; provided further, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Company or such Guarantor, as the case may be, will not be required to provide such security interest

Section 12.04 Release of Liens on the Collateral.

(a) Subject to applicable law, the Liens on the Collateral securing the Notes issued under this Indenture will automatically and without the need for any further action by any Person be released:

(1) in connection with any sale or other disposition of Collateral to a Person that is not a Restricted Subsidiary (but excluding any transaction subject to Article 5), if such sale or other disposition does not violate Section 4.10 or is otherwise permitted in accordance with this Indenture;

(2) in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture, the release of the Capital Stock, of such Guarantor;

(3) in accordance with Article 9;

(4) upon payment in full of principal, interest and all other obligations on the Notes or defeasance or discharge of the Notes, as provided in Article 11;

(5) if the Company designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the Capital Stock of such Unrestricted Subsidiary; or

(6) as otherwise permitted in accordance with this Indenture.

(b) Notwithstanding anything to the contrary, no sale, transfer, lease or other disposal of Collateral by any Person to the Company, any Guarantor or any Restricted Subsidiary shall result in the release of the Lien on such Collateral.

(c) To the extent required by this Indenture for the release of principal properties that constitute Collateral, the Company and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate as required by this Indenture.

(d) Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above and the requirements of the Intercreditor Agreement, the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantors, as the case may be, the released Collateral.

Section 12.05 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents, the Intercreditor Agreement, the Agreed Security Principles and the other provisions of this Indenture, the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and (ii) upon the occurrence and during the continuance of an Event of Default and following acceleration of the Notes pursuant to Section 6.02, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Agreed Security Principles and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Agreed Security Principles, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the enforceability of the Security Documents hereunder or be materially prejudicial to the interests of the Holders or the Trustee or the Collateral Agent).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of the Security Documents or this Indenture requires that additional property or assets be added to the Collateral and the relevant Security Documents do not provide for such property or assets to automatically become part of the Collateral, the Company shall, or shall cause the applicable Guarantor to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected first-priority security interest on a pari passu basis with the Liens securing any Pari Passu Secured Obligation in such property or assets (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Holders, in each case in accordance with and to the extent required under the Security Documents and subject to the Agreed Security Principles.

(d) The Trustee or the Collateral Agent, in taking any action under the Security Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officer’s Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Security Documents or the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e) In acting under the Security Documents and the Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

Section 12.06 Recording, Registration, and Opinions.

Any release of Collateral permitted by Section 12.04 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof. The Trustee shall, subject to Sections 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

Section 12.07 Maintenance of Collateral.

The Company and the Guarantors shall maintain the Collateral that is necessary to the normal conduct of its business in good working order and condition, other than where failure to so maintain could not reasonably be expected to have a material adverse effect on the business, operations, property or financial position of the Company and its Subsidiaries taken as a whole.

Section 12.08 Future Intercreditor Agreements.

The Company and the Guarantors may in the future enter into an agreement with substantially the same terms (or terms not materially less favorable to the Holders) as the Intercreditor Agreement to define the relative rights of the Holders of Notes and the creditors under Payment Priority Obligations and Other Collateral Secured Obligations that may be incurred by the Company and the Guarantors (any such agreement, a “Future Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to release of Guarantees and priority and release of the Security Interest; provided that such Future Intercreditor Agreement will not impose any personal obligations on the Trustee or Collateral Agent or, in the opinion of the Trustee or Collateral Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent under this Indenture.

Section 12.09 Intercreditor Agreement.

This Article 12 of this Indenture and the provisions of each Security Document are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement and any Future Intercreditor Agreement.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved.]

Section 13.02 Notices.

(a) Any notice, direction, request, instruction, document, or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

BC Luxco 1 S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile No.: (212) 446-4900

Attention: Joshua Korff, Esq.

If to the Trustee:

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

London E14 5LB

United Kingdom

Facsimile: +44(0)20 7500 5877

Attention: The Directors, Agency and Trust

If to the Collateral Agent:

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

London E14 5LB

United Kingdom

Facsimile: +44(0)20 7500 5877

Attention: The Directors, Agency and Trust

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications; provided, however, that notices to the Trustee shall only be effective upon actual receipt.

(b) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c) For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC in accordance with its procedures, delivery of which shall be deemed to satisfy the requirements of this Section 13.02.

(d) Each such notice shall be deemed to have been given on the date of such publication by DTC or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(e) If a notice or communication is mailed in the manner provided in this Section 13.02 within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

(g) In respect of this Indenture, the Trustee and Collateral Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and neither the Trustee nor the Collateral Agent shall have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 13.03 [Reserved.]

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include substantially:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

To the extent permitted by law, no past, present or future director, member, officer, employee, incorporator, or shareholder of the Company, or any of its Subsidiaries or Affiliates, will have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law.

(a) THIS INDENTURE, THE NOTES, AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) For the avoidance of doubt, the application of articles 86 to 94-8 of Luxembourg law dated 10th August, 1915 on commercial companies, as amended, shall be excluded.

(c) Each party hereto irrevocably, exclusively and unconditionally submits to the jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to the Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, each Agent or the Collateral Agent may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(d) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.08(c), and irrevocably and unconditionally waives any right to any jurisdiction to which it may be entitled on account of place of residence, domicile or otherwise. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each of the Company and the Guarantors has appointed CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in the United States District Court for the Southern District of New York or any U.S. Federal court sitting in The City of New York in connection with either this Indenture or the Notes.

Section 13.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Waiver of Immunity.

To the extent that the Company or any Guarantor may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in this Indenture, the Notes, the Security Documents and any Intercreditor Agreement, and to the extent that in any jurisdiction there may be immunity attributed to the Company, such Guarantor or the Company’s or such Guarantor’s assets, whether or not claimed, the Company and the Guarantors have irrevocably agreed for the benefit of the Holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Section 13.14 Waiver of Jury Trial.

ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE SECURITY DOCUMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

BC LUXCO 1 S.A.

By:	/s/ Devin O’Reilly
Name: Devin O’Reilly
Title: Authorized Officer

GUARANTORS:

ATENTO MEXICANA, S.A. DE C.V.

By:	/s/ Eugenia Castañeda Gómez Mont
Name: Eugenia Castañeda Gómez Mont
Title: Attorney-in-fact

ATENTO SERVICIOS, S.A. DE C.V.

By:	/s/ Alejandro Heriberto Hernández Villarreal
Name: Alejandro Heriberto Hernández Villarreal
Title: Attorney-in-fact

ATENTO TELESERVICIOS ESPAÑA, S.A.U.

By:	/s/ Reyes Cerezo Rodriguez-Sedano
Name: Reyes Cerezo Rodriguez-Sedano
Title: Director

CITIBANK, N.A., LONDON BRANCH, as
Trustee and Paying Agent

By:	/s/ Stuart Sullivan
Name: Stuart Sullivan
Title: Vice President

[Signature Page to the Indenture]

CITIBANK, N.A., LONDON BRANCH, as
Collateral Agent

By:	/s/ Stuart Sullivan
Name: Stuart Sullivan
Title: Vice President

[Signature Page to the Indenture]

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG, as Registrar

By:	/s/ S. Roos
Name: S. Roos
Title: Assistant Manager

By:	/s/ Gabriele Fisch
Name: Gabriele Fisch
Title:

[Signature Page to the Indenture]

EXHIBIT A1

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN 05542D AA3/US05542DAA37

7.375% Senior Secured Note due 2020

No.	$

BC LUXCO 1 S.A.

société anonyme

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

promise to pay to CEDE & CO. or registered assigns,

the principal sum [of                              U.S. Dollars] [or such greater or lesser amount as set forth on the Schedule of Transfer and Exchange of Interests in the Global Note] on January 29, 2020.

Interest Payment Dates: January 29 and July 29

Record Dates: January 14 and July 14

Dated: January 29, 2013

A1-1

BC LUXCO 1 S.A.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

SIGNED for and on behalf of CITIBANK, N.A., LONDON BRANCH, not in its individual capacity, but in its capacity as Trustee,

By:
Authorized Signatory

A1-2

[Back of Note]

7.375% Senior Secured Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), promises to pay interest on the principal amount of this Note at 7.375% per annum from January 29, 2013 until maturity. The Company will pay interest semi-annually in arrears on January 29 and July 29 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 29, 2013 until the principal hereof is due. The first Interest Payment Date shall be July 29, 2013. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest (including post-petition interest in any proceeding under any Bankruptcy Law) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), to the Persons who are registered Holders at the close of business on the January 14 or July 14 immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of each Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Citibank, N.A., London Branch, will act as Paying Agent and Citigroup Global Markets Deutschland, AG will act as Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of the Company’s Subsidiaries may act in any such capacity.

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(4) INDENTURE. The Company issued the Notes under an Indenture dated as of January 29, 2013 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes pursuant to the Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Company under the Notes on a senior secured basis pursuant to the terms of the Indenture.

The Notes shall be secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreement. The Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Payment Priority Obligations.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

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(5) OPTIONAL REDEMPTION.

(a) At any time and from time to time prior to January 29, 2016, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 107.375% plus accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any Additional Notes), provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

(b) At any time and from time to time on or after January 29, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on January 29 of the year indicated below:

Year	Percentage
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) At any time prior to January 29, 2016, the Company may redeem up to 10% of the original principal amount of the Notes issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) during each twelve-month period commencing with the Issue Date at a redemption price of 103% of the aggregate principal amount thereof plus accrued and unpaid interest to the redemption date.

(d) At any time prior to January 29, 2016, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

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(e) The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 30 days’ notice to the holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Company determines in good faith that the Company or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Company or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(ii) any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that has arisen after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $150,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $150,000.

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(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control Repurchase Event, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $150,000 or an integral multiple of $1,000 in excess of $150,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will send notice of such Change of Control Offer to each Holder of Notes in accordance with the procedures set forth in the Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.10(a) of the Indenture will be deemed to constitute “Excess Proceeds.” On the 366th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in integral multiples of $1,000 (subject to minimum denominations of $150,000). To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $150,000 and integral multiples of $1,000 in excess of $150,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

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(10) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding voting as a single class and any existing Default or Event or Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder, the Indenture or the Notes or the Note Guarantees or Security Documents or Intercreditor Agreement may be amended or supplemented to (i) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the section of the Offering Circular titled “Description of the Notes,” or reduce the minimum denomination of the Notes; (ii) provide for the assumption by a successor Person of the obligations of the Company under any Note Document; (iii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary; (v) make any change that does not adversely affect the rights of any Holder in any material respect; (vi) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of the Indenture; (vii) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.09 of the Indenture, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture; (viii) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; (ix) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; (x) mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Payment Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; or (xi) provide for the release of Collateral from the Lien pursuant to the Indenture, the Security Documents, the Intercreditor Agreement and any Future Intercreditor Agreement when permitted or required by the Security Documents, the Indenture, the Intercreditor Agreement or any Future Intercreditor Agreement.

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(12) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 of the Indenture would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, member, officer, employee, incorporator, or shareholder of the Company, or any of its Subsidiaries or Affiliates, will have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(18) CUSIP AND ISIN NUMBERS. The Company has caused CUSIP and ISIN numbers to be printed on the Notes, and CUSIP and ISIN numbers may be used in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

BC LUXCO 1 S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                          ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF TRANSFERS AND EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Principal Paying Agent or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A2

[Face of Regulation S Global Note]

[Insert the Global Note Legend]

[Insert the Private Placement Legend]

CUSIP/L0770R AA3/USL0770RAA34

7.375% Senior Secured Note due 2020

No.	$

BC LUXCO 1 S.A.

société anonyme

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

promise to pay to CEDE & CO. or registered assigns,

the principal sum [of                              U.S. Dollars] [or such greater or lesser amount as set forth on the Schedule of Transfer and Exchange of Interests in the Global Note] on January 29, 2020.

Interest Payment Dates: January 29 and July 29

Record Dates: January 14 and July 14

Dated: January 29, 2013

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BC LUXCO 1 S.A.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

SIGNED for and on behalf of CITIBANK, N.A., LONDON BRANCH, not in its individual capacity, but in its capacity as Trustee,

By:
Authorized Signatory

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[Back of Note]

7.375% Senior Secured Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), promises to pay interest on the principal amount of this Note at 7.375% per annum from January 29, 2013 until maturity. The Company will pay interest semi-annually in arrears on January 29 and July 29 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 29, 2013 until the principal hereof is due. The first Interest Payment Date shall be July 29, 2013. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest (including post-petition interest in any proceeding under any Bankruptcy Law) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve; 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), to the Persons who are registered Holders at the close of business on the January 14 or July 14 immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of each Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Citibank, N.A., London Branch, will act as Paying Agent and Citigroup Global Markets Deutschland, AG will act as Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of the Company’s Subsidiaries may act in any such capacity.

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(4) INDENTURE. The Company issued the Notes under an Indenture dated as of January 29, 2013 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes pursuant to the Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Company under the Notes on a senior secured basis pursuant to the terms of the Indenture.

The Notes shall be secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreement. The Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Payment Priority Obligations.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

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(5) OPTIONAL REDEMPTION.

(a) At any time and from time to time prior to January 29, 2016, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 107.375% plus accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any Additional Notes), provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

(b) At any time and from time to time on or after January 29, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on January 29 of the year indicated below:

Year	Percentage
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) At any time prior to January 29, 2016, the Company may redeem up to 10% of the original principal amount of the Notes issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) during each twelve-month period commencing with the Issue Date at a redemption price of 103% of the aggregate principal amount thereof plus accrued and unpaid interest to the redemption date.

(d) At any time prior to January 29, 2016, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant

A2-5

Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(e) The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 30 days’ notice to the holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Company determines in good faith that the Company or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Company or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(ii) any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that has arisen after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $150,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $150,000.

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(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control Repurchase Event, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $150,000 or an integral multiple of $1,000 in excess of $150,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will send notice of such Change of Control Offer to each Holder of Notes in accordance with the procedures set forth in the Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.10(a) of the Indenture will be deemed to constitute “Excess Proceeds.” On the 366th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in integral multiples of $1,000 (subject to minimum denominations of $150,000). To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $150,000 and integral multiples of $1,000 in excess of $150,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

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(10) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding voting as a single class and any existing Default or Event or Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder, the Indenture or the Notes or the Note Guarantees or Security Documents or Intercreditor Agreement may be amended or supplemented to (i) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the section of the Offering Circular titled “Description of the Notes,” or reduce the minimum denomination of the Notes; (ii) provide for the assumption by a successor Person of the obligations of the Company under any Note Document; (iii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary; (v) make any change that does not adversely affect the rights of any Holder in any material respect; (vi) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of the Indenture; (vii) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.09 of the Indenture, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture; (viii) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; (ix) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; (x) mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Payment Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; or (xi) provide for the release of Collateral from the Lien pursuant to the Indenture, the Security Documents, the Intercreditor Agreement and any Future Intercreditor Agreement when permitted or required by the Security Documents, the Indenture, the Intercreditor Agreement or any Future Intercreditor Agreement.

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(12) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal period end provided as required under Section 4.03 of the Indenture would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, member, officer, employee, incorporator, or shareholder of the Company, or any of its Subsidiaries or Affiliates, will have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(18) CUSIP AND ISIN NUMBERS. The Company has caused CUSIP and ISIN numbers to be printed on the Notes, and CUSIP and ISIN numbers may be used in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

BC LUXCO 1 S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

A2-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                  to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                          ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-12

SCHEDULE OF TRANSFERS AND EXCHANGES OF INTERESTS IN THE

REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note, or exchanges of a part of another other Restricted Global Note for an interest in this Regulation S Global Note, have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Principal Paying Agent or Custodian

A2-13

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

BC LUXCO 1, S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

London E14 5LB

United Kingdom

Re: 7.375% Senior Secured Notes due 2020

Reference is hereby made to the Indenture, dated as of January 29, 2013 (the “Indenture”), among, inter alios, BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), the Guarantors, Citibank, N.A., London Branch, as Collateral Agent, and Citibank, N.A., London Branch, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                                                                   (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

4. ☐ Check if the Owner is an Affiliate of the Company as contemplated in Section 2.06(j) of the Indenture.

5. ☐ Check if the Transferee is an Affiliate of the Company as contemplated in Section 2.06(j) of the Indenture.

6. ☐ Check if the Owner acquired its beneficial interest in the Global Note or acquired its Definitive Note from on Affiliate of the Company. The beneficial interest in the Special 144A Global Note or the Definitive Note being transferred by the Owner has not been held by an affiliate (as defined in Rule 144) of the Company for the period of [one year]1 prior to the date of the Transfer.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

[1]	The Owner may insert a different period under the circumstances set forth in the proviso to Section 2.06(j), subject to the delivery of any documentation requested pursuant to Section 2.06(j).

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]); or

(ii)	☐ Regulation S Global Note (CUSIP [ ]); or

(iii)	☐ Special 144A Global Note (CUSIP [ ]); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]); or

(ii)	☐ Regulation S Global Note (CUSIP [ ]); or

(iii)	☐ Special 144A Global Note (CUSIP [ ]); or

(iv)	☐ Unrestricted Global Note (CUSIP [ ]); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

BC LUXCO 1, S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

London E14 5LB

United Kingdom

Re: 7.375% Senior Secured Notes due 2020

(CUSIP                    )

Reference is hereby made to the Indenture, dated as of January 29, 2013 (the “Indenture”), among, inter alios, BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), the Guarantors, Citibank, N.A., London Branch, as Collateral Agent, and Citibank, N.A., London Branch, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, Regulation S Global Note ☐ Global Note with an equal principal amount, the Owner ☐ hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

4. ☐ Check if the Owner is an Affiliate of the Company as contemplated in Section 2.06(j) of the Indenture.

5. ☐ Check if the Transferee is an Affiliate of the Company as contemplated in Section 2.06(j) of the Indenture.

6. ☐ Check if the Owner acquired its beneficial interest in the Global Note or acquired its Definitive Note from on Affiliate of the Company. The beneficial interest in the Special 144A Global Note or the Definitive Note being transferred by the Owner has not been held by an affiliate (as defined in Rule 144) of the Company for the period of [one year]2 prior to the date of the Transfer

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

[2]	The Owner may insert a different period under the circumstances set forth in the proviso to Section 2.06(j), subject to the delivery of any documentation requested pursuant to Section 2.06(j).

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

BC LUXCO 1, S.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

R.C.S. Luxembourg B 170 329

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

London E14 5LB

United Kingdom

Re: 7.375% Senior Secured Notes due 2020

Reference is hereby made to the Indenture, dated as of January 29, 2013 (the “Indenture”), among, inter alios, BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), the Guarantors, Citibank, N.A., London Branch, as Collateral Agent, and Citibank, N.A., London Branch, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary of the

D-1

Company, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) in a minimum principal amount of $250,000 to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Trustee or the Company, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                         , 20    , among                          (the “New Guarantor”), BC Luxco 1 S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), each other existing Guarantor under the Indenture referred to below, Citibank, N.A., London Branch, as Collateral Agent, and Citibank, N.A., London Branch, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of January 29, 2013 providing for the issuance of 7.375% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. NO RECOURSE AGAINST OTHERS. To the extent permitted by law, no past, present or future director, member, officer, employee, incorporator, or shareholder of the Company, or any of its Subsidiaries or Affiliates, will have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE SECURITY DOCUMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8. APPOINTMENT OF PROCESS AGENT. Any suit, action or proceeding against New Guarantor or its properties, assets or revenues with respect to this Supplemental Indenture, the Indenture, the Notes, the Note Guarantees, the Security Documents, or the Intercreditor Agreement may be brought in any state or Federal court in the Borough of Manhattan in The City of New York, New York, as the Person bringing such proceeding arising out of or related to this Supplemental Indenture, the Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement may elect in its sole discretion. The New Guarantor hereby consents to the non-exclusive jurisdiction of each such court for the purpose of any such proceeding and has irrevocably waived any objection to the laying of venue of any such proceeding brought in any such court and to the fullest extent it may effectively do so and the defense of an inconvenient forum to the maintenance of any such proceeding or any such suit, action or proceeding in any such court. The New Guarantor has agreed that service of all writs, claims, process and summonses in any such proceeding brought against it in the State of New York may be made upon [            ] (the “Process Agent”). The New Guarantor has irrevocably appointed the Process Agent as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, claims, process and summonses, and has agreed that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The New Guarantor has agreed to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing in this Supplemental Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the recitals contained in this Supplemental Indenture or any representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     , 20

[NEW GUARANTOR]

By:
Name:
Title:

COMPANY:

BC LUXCO 1 S.A.

By:
Name:
Title:

GUARANTORS:

ATENTO MEXICANA, S.A. DE C.V.

By:
Name:
Title:

ATENTO SERVICIOS, S.A. DE C.V.

By:
Name:
Title:

ATENTO TELESERVICIOS ESPAÑA, S.A.U.

By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Trustee

By:
Name:
Title:

EXHIBIT F

Agreed Security Principles

1.	Agreed Security Principles

a.	The guarantees and security to be provided by the Company and the Guarantors (the “Group”) will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Exhibit addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

b.	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Group in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

i.	general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit or interest, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalisation” rules, tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit a member of the Group from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise;

ii.	a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the Holders of obtaining such guarantee or security;

iii.	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit to the Holders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

iv.	it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

v.	any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document to the extent, and for so long as, so prevented from being charged provided that reasonable endeavours to obtain consent to charging any such assets shall be used if Collateral Agent (in good faith) determines the relevant asset to be material;

vi.	the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of the directors of the relevant members of the Group or contravene any legal prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer or director, provided that the relevant member of the Group shall use all reasonable endeavours to overcome any such obstacle;

vii.	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would be reasonably likely to have a material adverse effect on the ability of the Company or the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Note Documents;

viii.	unless required to maintain the validity, perfection or priority of any security interest or the enforceability of any guarantee, to the extent legally possible, no action will be required to be taken in relation to any guarantee or security where any Holder transfers or assigns any of its participation in the Notes. Neither the Company nor any Guarantor will be liable, except in the case of a voluntary registration by the Company or any Guarantor, for any fees, costs, taxes or expenses in relation to any required re-registration, re-notarisation or other requirement for perfection or protection of security or guarantees on transfer or assignment other than in connection with a replacement of the Collateral Agent; and

ix.	the Company will use commercial reasonable efforts to cause the Initial Guarantors and the Post-Closing Guarantors to enter into the Security Documents listed on Annex I within 90 days following the Issue Date.

2.	Terms of Security Documents

(i)	The following principles will be reflected in the terms of any security taken as part of this transaction:

a.	security will secure the obligations of the Company or the Guarantor granting the security and will not be enforceable until an Event of Default has occurred and notice of acceleration of the Notes has been given by the Trustee under the Indenture;

b.	the Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, ranking, insurance, protection of assets, information or the payment of costs) unless these are required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in the Indenture;

c.	in respect of any share charges, until an Event of Default has occurred and notice of acceleration of the Notes has been given by the Trustee under the Indenture, the chargors shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the chargors shall be permitted to receive payment of cash dividends (other than in connection with any liquidation) upstream on charged shares to the extent permitted under the Indenture;

d.	the Security Documents will not contain repeating representations unless these are required for the creation or perfection of the security;

e.	the Security Documents will not require any Guarantor to specifically charge or pledge any shares of capital stock except for shares of capital stock in another Guarantor;

f.	the Collateral Agent should only be able to exercise any power of attorney granted under the Security Documents following the occurrence of an Event of Default in respect of which notice of acceleration of the Notes has been given by the Trustee or failure to comply with a further assurance or perfection obligation;

g.	the Security Documents shall not operate so as to prevent any transaction otherwise permitted under the Indenture and will permit the disposal of any asset where such disposal is permitted under the Note Documents and the release of security where such release is provided for under the Indenture;

h.	the Security Documents will not contain separate provisions for default or penalty interest, tax, gross-up or indemnification provisions;

i.	no guarantee or security will be required from members of the Group incorporated in any jurisdiction (or pursuant to documentation governed by the laws of any jurisdiction) other than the Chile, Colombia, Mexico, Peru and Spain (together, the “Security Jurisdictions”).

Annex I

Annex II Security Documents

	SECURITY DOCUMENT	GOVERNING LAW

1.	Pledge Agreement for Atento Mexicana, S.A. de C.V.	Mexico

2.	Pledge Agreement for Atento Servicios, S.A. de C.V.	Mexico

3.	Pledge Agreement over the shares of Atento Teleservicios España, S.A.U.	Spain

4.	Pledge Agreement for Atento Atencion y Servicios S.A. de C.V.	Mexico

5.	Pledge Agreement over the shares of Atento Impulsa, S.L.U.	Spain

6.	Pledge Agreement over the shares of Atento Servicios Técnicos y Consultoría, S.L.U.	Spain

7.	Pledge Agreement over the shares of Atento Servicios Auxiliares de Contact Center S.L.U.	Spain

8.	Pledge Agreement for Atento Columbia S.A.	Colombia

9.	Pledge Agreement for Atento Holding Chile, S.A.	Chile

10.	Pledge Agreement for Teleatento del Peru S.A.C.	Peru